Florida Progress Corporation
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Greg Beuris (727) 820-5734
Lauran Willoughby (727) 820-5737
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         Florida Progress forms fiber-optic telecommunications business

St. Petersburg, Florida, November 19, 1998 - Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation, has formed a new subsidiary to take advantage of market opportunities in Florida's fast-growing fiber-telecommunications business. Florida's strong economy, combined with the rapid growth of the Internet, is driving a high demand for telecommunications capacity in Florida.

The new subsidiary, Progress Telecommunications Corporation, will sell wholesale fiber-optic-based capacity service in Florida to long-distance carriers, Internet service providers, and other telecommunications companies. Progress Telecom also will lease attachment space on communications towers to wireless telecommunications companies and governmental agencies.

This type of business is called a "carrier's carrier" in the industry, because its service is not sold directly to consumers. Progress Telecom also plans to sell fiber-optic-based capacity to large industrial, commercial and governmental entities.

Florida Progress subsidiaries own and operate one of the largest telecommunications networks in the state. The current network includes major Florida markets such as Tallahassee, Orlando, and the Tampa Bay area, as well as many other fast-growing cities. Progress Telecom's network will eventually spread across 1,500 miles in Florida and contain approximately 100,000 miles of fiber strands.

Nationally, Internet capacity demand is growing at a rate of 1,000 percent each year. Like the national market for Internet services and high-bandwidth data services, Florida's telecommunications market is experiencing similar growth.

Progress Telecom's broad presence in many key Florida markets (see attached map) combined with its latest technology positions the company well to compete in one of the fastest growing regional markets in the U.S. The company plans to initially invest approximately $50 million to expand this business over the next three years.

Ron Mudry has been named vice president and general manager of Progress Telecom. He has an extensive background in telecommunications, working the past 15 years for GTE Corporation. There, he held various management positions before being named assistant vice president of Corporate Development in 1997. Mudry will report to Florida Progress Group Vice President Joe Richardson, who is also president & CEO of Florida Power.

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Initially, Progress Telecom will be staffed with 50 to 70 employees. The company's principal offices will be located in the St. Petersburg area.

Florida Progress (NYSE: FPC) is a Fortune 500 diversified utility holding company with assets of $6 billion. Its principle subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.3 million customers in Florida with competitively priced energy, excellent reliability and outstanding customer service.Diversified operations include coal mining, marine operations and rail services.
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                                     Progress Telecommunications Corporation

                                                    FACT SHEET

Company: Progress Telecommunications Corporation (Progress Telecom) is a "Competitive Access Provider" and "Carrier's Carrier" providing wholesale telecommunications capacity in the state of Florida.

                  Progress Telecom is a wholly-owned subsidiary of Progress Capital Holdings, Inc., Florida Progress Corporation's holding company for its diversified operations.


Employees:        Initially 50 - 70 employees in St. Petersburg, FL.


Background:       In the mid-1980s, Florida Power Corporation, an electric
                  utility serving over 1.3 million customers in central and north Florida, began deploying fiber-optic based networks to support the new digital technologies evolving at the utility.

                  Progress Telecom intends to build upon the utility's existing telecom infrastructure to offer various telecommunications services.


Customers:        Telecommunications companies, large industrial, commercial and governmental entities.


Florida Market: Progress Telecom's current footprint covers major Florida markets such as Tallahassee, Orlando, and the Tampa Bay area. Other cities include Gainesville, Ocala, Apopka, Winter Park, Oviedo, Altamonte, Longwood, Crystal River, Hernando, Deland, Lakeland, Auburndale, Lake Wales, Tarpon Springs, and New Port Richey. PTC will expand to cover additional markets throughout the state of Florida.

Product Lines:    1) Broadband or high-capacity circuits (lit fiber service)
                  2) Dark fiber service
                  3) Structure attachments
                  4) Ancillary services

                     1) Lit fiber service is high-capacity, high-speed circuit "bundles" or "packages". This service is used to transmit broadband digital messages including data, video and voice information.

                          Typical customers would be carriers, as well as medium and large commercial, industrial, and governmental entities.

                      2) Dark fiber service is the provision and maintenance of fiber-optic transmission capacity between customer premises where the electronics and other equipment necessary to "light" the fiber are provided by the customer.

                          Mostly large capacity customers, such as carriers purchase this product.

                      3) Structure attachments refer to wireless technologies including, cellular, paging, PCS, radio, and mobile data. PTC will offer attachment space for wireless transmission devices.

                          Customers include wireless carrier providers and some commercial, industrial, and governmental entities.

                      4) Ancillary services include network and capacity planning, engineering, design, construction, operation, and maintenance will also be offered to many customers.